UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)

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On May 8, 2006, Arbinet-thexchange, Inc. (the “Company”) issued a press release announcing the resignation of John J. Roberts as Chief Financial Officer of the Company, effective June 16, 2006, and the appointment of Peter F. Pastorelle to the position of Chief Accounting Officer, effective May 5, 2006. There is no disagreement between the Company and Mr. Roberts.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on May 3, 2006, which contains important information regarding the Company’s 2006 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Innisfree M&A Incorporated, the firm assisting the Company in the solicitation of proxies, toll-free at (888) 750-5834.

The following is a copy of the Company’s press release:

EXHIBIT 99.1

For Immediate Release

ARBINET ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER AND

APPOINTMENT OF CHIEF ACCOUNTING OFFICER

New Brunswick, NJ, May 8, 2006 - Arbinet-thexchange, Inc. (NASDAQ: ARBX), the world’s leading electronic marketplace for trading, routing and settling communications capacity, today announced that John J. Roberts will be resigning as Chief Financial Officer as of June 16, 2006 to pursue another opportunity. The Company also announced the promotion of Peter Pastorelle to the newly created position of Chief Accounting Officer. Arbinet’s Board of Directors has initiated a search to identify Mr. Roberts’ successor.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, said, “On behalf of the Board and management, we thank John for his contributions to Arbinet over the last two years. He has helped to establish a deep bench of individuals with the financial talent and expertise needed to ensure a smooth transition. We wish John the best in all of his future endeavors.”

Mr. Hockemeier added, “Peter’s knowledge of Arbinet and his financial expertise has been an important contributor to our success. We are delighted that he has agreed to accept this new position and believe that Peter’s good character and experience will continue to serve us well.”

Mr. Roberts commented, “I am proud of the progress that Arbinet’s leadership team has made in building a strong asset base and better positioning the company for the future. I believe Arbinet is in excellent hands and that the collective talents of the Board and management team will guide Arbinet as it executes on its strategic plan.”

Peter Pastorelle has been Vice President of Finance for Arbinet since February 2000. From July 1997 through February 2000, he served as Vice President of Finance of Premiere Technologies, a provider of outsourced document automation, where he held a number of management positions including Corporate Controller of Xpedite Systems Inc., formerly an independent public company that was purchased by Premiere. From July 1986 to July 1997, he served in various financial roles of increasing responsibility at MacAndrews & Forbes Holdings, Inc., a diversified holding company with investments in an array of public and private companies. Prior to that, Mr. Pastorelle served in various positions at KPMG LLP. He received a B.S. degree from Syracuse University.

About Arbinet

Arbinet is the leading electronic marketplace for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, anonymously buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Forward-Looking Statement

This press release contains forward-looking statements regarding the anticipated hiring of a Chief Financial Officer and anticipated management transitions, as well as future revenues, growth, capital expenditures, management’s future expansion plans, expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements, including risks associated with the Company’s business, such as, for example, the Company’s revenue growth; members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, DirectAxcessSM trading service, Private ExchangeSM service, VoIP Peering solution, and Assured RoutingSM service); continued volatility in the volume and mix of trading activity (including the average call duration and the mix of geographic markets traded); our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; pricing pressure;

competitive factors; system failures, human error and security breaches, which could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. Additional information concerning these factors is available in the Company’s 10-K and other filings with the Securities and Exchange Commission. Arbinet assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Contacts:
Mike Lemberg Arbinet (732) 509-9220 mlemberg@arbinet.com	Barrett Golden / Eric Brielmann Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449